Amendment No. 1 to
                                                      SEC File No. 70-8937

                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                    FORM U-1

                                   APPLICATION

                                      UNDER

             THE PUBLIC UTILITY HOLDING COMPANY ACT OF 1935 ("Act")

                                GPU, INC. ("GPU")
                           GPU SERVICE, INC. ("GPUS")
                              100 Interpace Parkway
                          Parsippany, New Jersey 07054

                        GPU INTERNATIONAL, INC. ("GPUI")
                               One Upper Pond Road
                          Parsippany, New Jersey 07054

                         GPU GENERATION, INC. ("GENCO")
                                1001 Broad Street
                          Johnstown, Pennsylvania 15907
                  (Names of companies filing this statement and
                    addresses of principal executive offices)


                                     GPU, INC.
          (Name of top registered holding company parent of applicants)

 M. A. Nalewako, Secretary           Douglas E. Davidson, Esq.
 M. J. Connolly, Esq.,               Berlack, Israels & Liberman LLP
   Assistant General Counsel         120 West 45th Street
 GPU Generation, Inc.                New York, New York 10024
 GPU Service, Inc.
 100 Interpace Parkway
 Parsippany, New Jersey 07054

 W. S. Greengrove, Secretary
 GPU International, Inc.
 One Upper Pond Road
 Parsippany, New Jersey 07054
 _________________________________________________________________
                   (Names and addresses of agents for service)
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       GPU, GPUS, GPUI and GENCO hereby amend their Application on Form U-1,

 docketed in SEC File No. 70-8937, as follows:

       1.    By completing Item 2 thereof to read in its entirety as follows:

 Item 2.     Fees, Commissions and Expenses



       The estimated fees, commissions and expenses expected to be incurred in connection with the proposed transactions are as follows:

       SEC Filing Fee                                  $ 2,000

       Legal Fees
             Berlack, Israels & Liberman LLP            15,000
             Ballard Spahr Andrews & Ingersoll           1,000

       Miscellaneous                                     5,000

       TOTAL                                           $23,000


































                                       -2-
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 2.    By filing the following exhibits in Item 6 thereof:

             Exhibits:

             A-1   -     Form of Certificate of Incorporation of Energy
                         Subsidiary -- Incorporated by Reference to Exhibit A-
                         1, Application on Form U-1 in SEC File No. 70-8829.

             A-2   -     Form of By-laws of Energy Subsidiary -- Incorporated
                         by Reference to Exhibit A-2, Application on Form U-1 in SEC File No. 70-8829.

             A-3   -     Form of Stock Certificate of Energy Subsidiary --
                         Incorporated by Reference to Exhibit A-3, Application on Form U-1 in SEC File No. 70-8829.

             F-1   -     Opinion of Berlack, Israels &
                         Liberman LLP.

             F-2   -     Opinion of Ballard Spahr Andrews &
                         Ingersoll.

                                    SIGNATURE

             PURSUANT TO THE REQUIREMENTS OF THE PUBLIC UTILITY HOLDING COMPANY

 ACT OF 1935, THE UNDERSIGNED COMPANIES HAVE DULY CAUSED THIS STATEMENT TO BE

 SIGNED ON THEIR BEHALF BY THE UNDERSIGNED THEREUNTO DULY AUTHORIZED.



                                     GPU, INC.
                                     GPU GENERATION, INC.
                                     GPU SERVICE, INC.



                                     By:   ____________________________
                                           T. G. Howson
                                           Vice President and Treasurer



                                     GPU INTERNATIONAL, INC.



                                     By: _____________________________
                                           B. L. Levy
                                           President



 Date: December 30, 1996

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